Exhibit 99.1

Press Release

*FOR IMMEDIATE RELEASE*

JEFFERSON BANCSHARES, INC. ANNOUNCES AGREEMENT TO ACQUIRE

STATE OF FRANKLIN BANCSHARES, INC.

Morristown, Tennessee, September 4, 2008 — Jefferson Bancshares, Inc. (Nasdaq: JFBI) announced today that it has signed a definitive merger agreement with State of Franklin Bancshares, Inc., Johnson City, Tennessee, under which State of Franklin Bancshares will merge into Jefferson Bancshares in a transaction valued at approximately $10.9 million. State of Franklin Bancshares is the holding company for State of Franklin Savings Bank. The transaction will increase Jefferson Bancshares’s assets from $330 million as of June 30, 2008 to approximately $678 million and increase its number of banking offices from six to 12. Under the terms of the transaction, shareholders of State of Franklin Bancshares who are residents of Tennessee will be entitled to receive either $10.00 in cash or 1.1287 shares of Jefferson Bancshares common stock in exchange for each share of State of Franklin Bancshares common stock or a combination of cash and stock. Shareholders of State of Franklin Bancshares who are not residents of Tennessee will receive the cash consideration.

The total merger consideration will consist of approximately 736,000 shares of Jefferson Bancshares common stock and $4.3 million in cash. The merger is subject to certain conditions, including the approval of the shareholders of State of Franklin Bancshares and receipt of regulatory approval.

Although the transaction will initially be dilutive to tangible book value, Jefferson Bancshares expects the transaction to be significantly accretive to earnings per share in the first year of combined operations.

Mr. Charles E. Allen, Jr., Chairman and CEO of State of Franklin stated, “State of Franklin, like many other banks, invested in the preferred stock of Fannie Mae and Freddie Mac. Due to the fact that the United States Government has not made its intentions clear regarding its support of these entities, there has been rampant speculation in the media that the common and preferred shareholders could lose some or all of their investment. As a result, the value of preferred stock of Fannie Mae and Freddie Mac has declined significantly. Due to this decline, State of Franklin Bancshares was forced to liquidate our investment resulting in a material adverse impact on our capital. We considered several alternatives, including raising additional capital, and concluded that a merger with another east Tennessee-based institution offered the best opportunity for our shareholders, as well as for our customers and the communities we serve.”

Anderson L. Smith, President and Chief Executive Officer of Jefferson Bancshares stated, “We are very pleased to announce our agreement for State of Franklin Bancshares to merge with Jefferson Bancshares. We like the markets served by State of Franklin Savings Bank and think that this presents an excellent opportunity to extend our franchise. We look forward to continuing to emphasize the personal service and community banking focus that State of Franklin Bancshares’s customers expect and appreciate. We are pleased that Randal R. Greene, currently President of State of Franklin will serve as the President of the Tri-Cities division of Jefferson Federal Bank. Following completion of the transaction, Jefferson Federal will continue to be well capitalized under applicable regulatory requirements.

Mr. Smith will serve as CEO of the combined institution while Mr. Allen has voluntarily relinquished his position.

Following the merger, State of Franklin Savings Bank locations will retain their name and current State of Franklin Bancshares board members will serve on a local advisory board. The merger is expected to be completed late in the third quarter or early in the fourth quarter of 2008.

In connection with this transaction, Keefe, Bruyette & Woods, Inc. acted as financial advisor to Jefferson Bancshares and Howe Barnes Hoefer & Arnett, Inc. acted as financial advisor to State of Franklin Bancshares. Kilpatrick Stockton LLP represented Jefferson Bancshares, while Baker, Donelson, Bearman, Caldwell & Berkowitz, PC represented State of Franklin Bancshares.

Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a federally-chartered stock thrift institution headquartered in Morristown, Tennessee. Jefferson Federal is a community oriented financial institution offering traditional financial services with offices in Hamblen and Knox Counties, Tennessee. The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.” More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website: http://www.jeffersonfederal.com.

State of Franklin Bancshares, Inc. is the holding company for State of Franklin Savings Bank. State of Franklin Savings Bank operates six offices in Johnson City and Kingsport with a branch under construction in Bristol, Tennessee. At June 30, 2008, State of Franklin Bancshares had total assets of $360 million.

Forward-Looking Statements

This news release contains certain forward-looking statements about the proposed merger of Jefferson Bancshares and State of Franklin Bancshares. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Jefferson Bancshares and State of Franklin Bancshares, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Jefferson Bancshares and State of Franklin Bancshares are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Jefferson Bancshares files with the Securities and Exchange Commission.

For further information contact:

Anderson L. Smith

President and Chief Executive Officer

Jefferson Bancshares, Inc.

(423) 586-8421

Charles E. Allen Jr.

Chairman and Chief Executive Officer

State of Franklin Bancshares, Inc.

(423) 722-9820

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